Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 7, 2010 -- Southwest Airlines Co. (LUV) announced today that the Company flew 6.7 billion revenue passenger miles (RPMs) in March 2010, an increase of 0.4 percent from the RPMs flown in March 2009.  Available seat miles (ASMs) decreased 4.2 percent to 8.2 billion from the March 2009 level of 8.6 billion.  The load factor for the month was 81.0 percent, compared to 77.3 percent for the same period last year.  For March 2010, passenger revenue per ASM is estimated to have increased in the 22 percent range as compared to March 2009.
For the first quarter 2010, Southwest flew 17.2 billion RPMs, compared to 16.9 billion RPMs flown for the same period in 2009, an increase of 1.6 percent.  Available seat miles decreased 6.4 percent to 22.6 billion from the first quarter 2009 level of 24.2 billion.  The first quarter 2010 load factor was 75.9 percent, compared to 69.9 percent for the same period last year.
           This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MARCH

	2010	2009	CHANGE

Revenue passengers carried	7,704,256	7,674,577	0.4%

Enplaned passengers	9,155,156	8,988,386	1.9%

Revenue passenger miles (000)	6,676,372	6,651,832	0.4%

Available seat miles (000)	8,245,430	8,607,741	(4.2)%

Load factor	81.0%	77.3%	3.7 pts.

Average length of haul	867	867	-

Trips flown	94,768	98,520	(3.8)%

	YEAR-TO-DATE

	2010	2009	CHANGE

Revenue passengers carried	19,978,518	19,759,690	1.1%

Enplaned passengers	23,694,464	23,049,990	2.8%

Revenue passenger miles (000)	17,161,713	16,891,629	1.6%

Available seat miles (000)	22,619,460	24,171,675	(6.4)%

Load factor	75.9%	69.9%	6.0 pts.

Average length of haul	859	855	0.5%

Trips flown	261,892	279,135	(6.2)%

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